Exhibit 8(c)

LEDGEWOOD

A PROFESSIONAL CORPORATION

1900 Market Street, Suite 750, Philadelphia, PA 19103

TEL 215.731.9450 FAX 215.735.2513

www.ledgewood.com

November 3, 2006

Taberna Realty Finance Trust

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

RAIT Investment Trust

Qualification as

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to RAIT Investment Trust, a Maryland real estate investment trust (“Parent”) in connection with the merger pursuant to the Agreement and Plan of Merger dated as of June 8, 2006 (the “Agreement”) among Taberna Realty Finance Trust, a Maryland real estate investment trust (the “Company”), Parent and RT Sub Inc., a Maryland corporation and a subsidiary of Parent (“Merger Sub”) and in connection with the transactions contemplated thereby. We are delivering this Opinion to you at the request of the Parent in connection with the preparation and filing by Parent of a registration statement on Form S-4 (the “S-4”) under the Securities Act of 1933, as amended, file no. 333-136197 with respect to the merger (the “Merger”) contemplated by the Agreement. Capitalized terms used herein, if not otherwise defined, shall have the meanings ascribed to them in the Agreement.

Parent conducts its operations through RAIT Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), which owns substantially all of Parent’s assets. The

Taberna Realty Finance Trust

November 3, 2006

sole general partner of the Operating Partnership is RAIT General, Inc. (the “General Partner”), and the sole limited partner of the Operating Partnership is RAIT Limited, Inc. (the “Limited Partner”). Parent owns all of the stock of each of those corporations. As of June 30, 2006, the Operating Partnership had interests in a portfolio of loans (the “Loans”) and in real properties (such interest in real properties being held in certain cases through direct ownership, and in other cases through an interest in the pass-through entities that own the properties) (the “Equity Interests”). The Operating Partnership controls certain assets through ownership of partnership interests, membership interests and stock ownership as set forth on Schedule I hereto. All of the partnerships and limited liability companies on Schedule I are collectively referred to as the “Partnerships;” all of the corporations on Schedule I are collectively referred to as the “Corporations.”

In connection with the opinions rendered below, we have examined the following:

1)	Parent Amended and Restated Declaration of Trust, including Articles Supplementary (collectively, the “Declaration of Trust”), and bylaws (“Bylaws”), as amended through the date hereof;

2)	the S-4 Registration Statement, as the same has been amended through the date hereof;

3)	the organizational documents of each of the Partnerships and Corporations;

4)	documents evidencing the Loans;

5)	documents evidencing the Equity Interests;

6)	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed generally that:

1. Each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended.

Taberna Realty Finance Trust

November 3, 2006

2. During the taxable years ended December 31, 1998 through December 31, 2005 and subsequent taxable years, Parent, the Partnerships and the Corporations have operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated the date hereof and executed by duly appointed officers of Parent (the “RAIT Officer’s Certificate”), true for such years.

3. Neither Parent nor the Operating Partnership will make any amendments to their organizational documents after the date of this opinion that would affect Parent’s qualification as a real estate investment trust (a “REIT”) for any taxable year.

4. No action will be taken by Parent, the Partnerships or the Corporations after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

5. The Merger will occur as contemplated by the Agreement and the S-4.

In connection with the opinions rendered below, we also have relied as to factual matters only upon the correctness of the representations contained in the Officer’s Certificates (defined below). Where such factual representations contained in the RAIT Officer’s Certificate involve the terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have explained such terms to both Parent’s and the Operating Partnership’s representatives and are satisfied that such representatives understand the terms and are capable of making such factual representations. As to matters relating to whether the Company has been organized and operated in accordance with the requirements for qualification as a REIT under the Code, and whether its proposed method of operation will enable the Company to meet the requirements for qualification and taxation as a REIT under the Code, we have relied in part upon the opinion of Clifford Chance US, LLP delivered to the Parent pursuant to Section 7.2(h) of the Agreement, which opinion is subject to certain qualifications and limitations therein set forth which are incorporated in this letter by this reference, and the related the certificate of representations of an officer of the Company dated as of the date hereof, provided to Clifford Chance US, LLP by the Company (together with the RAIT Officer’s Certificate, the “Officer’s Certificates”).

Based on the documents and assumptions set forth above and the representations set forth in the Officer’s Certificates, we are of the opinion that Parent qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for each of its taxable years ended December

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November 3, 2006

31, 1998 through December 31, 2005, and Parent’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2006, and in the future.

The opinion set forth above represents our conclusion based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions referred to herein. We will not review on a continuing basis Parent’s nor the Operating Partnership’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of Parent’s or Operating Partnership’s operations for its 2006 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary for purposes of rendering this opinion, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Certificate.

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent Parent from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter.

Very truly yours,

LEDGEWOOD,

a professional corporation